                                                    --------------------------
                                                         OMB APPROVAL
                                                    --------------------------
                                                    OMB Number: 3235-1045
                                                    Expires: November 30, 1999
                                                    Estimated average burden
                                                    hours per response...14.90


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)


                         (AMENDMENT NO. _____________)*


                                LivePerson, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    53814610
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |_|  Rule 13d-1(c)
         |X|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                    --------------------------------
CUSIP NO.   53814610                   13G      PAGE     2      OF    14  PAGES
----------------------------                    --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Highland Capital Partners IV Limited Partnership

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) |_|
                                                                   (b) |_|

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,820,584
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,820,584

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,820,584

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                            |_|

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO.   53814610                   13G      PAGE     3       OF   14  PAGES
----------------------------                    --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Highland Management Partners IV LLC

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) |_|
                                                                   (b) |_|

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,820,584
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,820,584

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,820,584

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                            |_|


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO.   53814610                   13G      PAGE     4       OF    14 PAGES
----------------------------                    --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert F. Higgins

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) |_|
                                                                   (b) |_|

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,852
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,938,109
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 1,852
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,938,109

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,939,961

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                        |_|


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.7%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO.   53814610                   13G      PAGE     5       OF   14  PAGES
----------------------------                    --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Paul A. Maeder

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) |_|
                                                                   (b) |_|

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,791
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,938,109
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 1,791
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,938,109

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,939,900

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                           |_|


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.7%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO.   53814610                   13G      PAGE     6       OF    14 PAGES
----------------------------                    --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Daniel J. Nova

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) |_|
                                                                   (b) |_|

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,720
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,938,109
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 1,720
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,938,109

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,939,829

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                      |_|


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.7%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO.   53814610                   13G      PAGE     7       OF    14  PAGES
----------------------------                    --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Keith E. Benjamin

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) |_|
                                                                   (b) |_|

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                212
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,938,109
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 212
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,938,109

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,938,321

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                 |_|


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.7%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO.   53814610                   13G      PAGE     8       OF    14  PAGES
----------------------------                    --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Wycliffe K. Grousbeck

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) |_|
                                                                   (b) |_|

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                15,633
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,938,109
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 15,633
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,938,109

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,953,742

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                         |_|


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.7%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO.   53814610                   13G      PAGE     9       OF    14  PAGES
----------------------------                    --------------------------------


                                  Schedule 13G
                                  ------------

Item 1(a).        Name of Issuer:  LivePerson, Inc. (the "Company")
                  --------------

Item 1(b).        Address of Issuer's Principal Executive Offices: 4621 Seventh
                  -----------------------------------------------
                  Avenue, 10th Floor, New York, New York 10018

Item 2(a)                                       Item 2(b)                                 Item 2(c)
---------                                       ---------                                 ---------

                                                                                    Citizenship or Place
Name of Person Filing                           Address                                of Organization
---------------------                           -------                                ---------------
Highland Capital Partners IV Limited            Two International Place                   Delaware
    Partnership ("Highland Capital"), a         Boston, MA 02110
    Delaware limited partnership

Highland Management Partners IV                 Two International Place                   Delaware
     LLC ("Highland Management"),               Boston, MA 02110
     a Delaware limited liability company
     and thesole general partner of Highland
     Capital

Robert F. Higgins ("Higgins"), Paul A. Maeder   Two International Place                 United States
    ("Maeder"), Daniel J. Nova ("Nova"),        Boston, MA 02110
    Keith E. Benjamin ("Benjamin") and
    Wycliffe K. Grousbeck ("Grousbeck"), the
    managing members of Highland Management
    (the "Investing Managing Members")


Item 2(d).        Title of Class of Securities:  Common Stock.
                  ----------------------------

Item 2(e).        CUSIP Number:  53814610
                  ------------

Item 3. If This Statement is Filed Pursuant to Rules 13D-1(b), or 13D-2(b), Check Whether the Person Filing is A:
                  ---------------------------------------------------------

                  Not applicable.

Item 4.           Ownership.
                  ---------

         (a)      Amount Beneficially Owned:

----------------------------                 --------------------------------
CUSIP NO.   53814610                13G      PAGE     10       OF    14  PAGES
----------------------------                 --------------------------------


                  Highland Capital is the record owner of and beneficially owns 2,820,584 shares (the "Shares") of Common Stock. Highland Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through Highland Management as the sole general partner of Highland Capital. Highland Management, as the general partner of Highland Capital, may be deemed to own the Shares beneficially. The Investing Managing Members have the power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the Shares by virtue of their status as controlling persons of Highland Management. In addition, Highland Entrepreneurs' Fund IV Limited Partnership ("HEF") is the record owner of and beneficially owns 117,525 shares (the "HEF Shares") of Common Stock. HEF has the power to vote or direct the disposition of all of the HEF Shares. Such power is exercised through Highland Entrepreneurs' Fund IV LLC (the "LLC") as the sole general partner of HEF. The LLC, as the general partner of HEF, may be deemed to own the HEF Shares beneficially. The Investing Managing Members have the power over all investment decisions of the LLC and therefore may be deemed to share beneficial ownership of the HEF Shares by virtue of their status as controlling persons of the LLC. Highland Management disclaims beneficial ownership of the Shares and each of the Investing Managing Members disclaims beneficial ownership of the Shares and the HEF Shares.

                  Higgins is the record owner of and beneficially owns 1,852 shares of Common Stock in addition to the shares listed above. Maeder is the record owner of and beneficially owns 1,791 shares of Common Stock in addition to the shares listed above. Nova is the record owner of and beneficially owns 1,720 shares of Common Stock in addition to the shares listed above. Grousbeck beneficially owns and is the record owner of 633 shares of Common Stock and options to acquire 15,000 shares of Common Stock exercisable within sixty days of February 14, 2001 in addition to the shares listed above. Benjamin is the record owner of and beneficially owns 212 shares of Common Stock in addition to the shares listed above.

         (b)      Percent of Class:

                  Each of Highland Capital and Highland Management may be deemed to own beneficially 8.3% of the outstanding Common Stock. Each of the Investing Managing Members may be deemed to own beneficially 8.7% of the outstanding Common Stock. The foregoing percentage is based on the 33,853,662 shares of Common Stock reported to be outstanding as of October 27, 2000 in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

         (c)      Number of shares as to which such person has:

                  (i) Each of Highland Capital and Highland Management has sole power to vote or direct the vote of -0- shares. Higgins has sole power to vote or direct the vote of 1,852 shares. Maeder has sole power to vote or direct the vote of 1,791 shares. Nova has sole power to vote or direct the vote of 1,720 shares. Grousbeck has sole power to vote or direct the vote of 15,633 shares. Benjamin has sole power to vote or direct the vote of 212 shares.

                  (ii) Highland Capital, Highland Management and each of the Investing Managing Members have shared power to vote or to direct the vote of 2,820,584 shares. In addition, each of the Investing Managing Members have shared power to vote or to direct the vote of an additional 117,525 shares, for an aggregate number of 2,938,109 shares.

----------------------------                  --------------------------------
CUSIP NO.   53814610                 13G      PAGE     11      OF    14  PAGES
----------------------------                  --------------------------------


                  (iii) Each of Highland Capital and Highland Management has sole power to dispose or to direct the disposition of -0- shares. Higgins has sole power to dispose or to direct the disposition of 1,852 shares. Maeder has sole power to dispose or to direct the disposition of 1,791 shares. Nova has sole power to dispose or to direct the disposition of 1,720 shares. Grousbeck has sole power to dispose or to direct the disposition of 15,633 shares. Benjamin has sole power to dispose or to direct the disposition of 212 shares.

                  (iv) Highland Capital, Highland Management and each of the Investing Managing Members have shared power to dispose or to direct the disposition of 2,820,584 shares. In addition, each of the Investing Managing Members have shared power to dispose or to direct the disposition of an additional 117,525 shares, for an aggregate number of 2,938,109 shares.

Item 5.           Ownership of Five Percent or Less of a Class.
                  --------------------------------------------

                  Not applicable.

Item 6.           Ownership of More Than Five Percent On Behalf of Another
                  Person.
                  --------------------------------------------------------------

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company.
                  --------------------------------------------------------------

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                  Highland Capital, Highland Management, and each of the Investing Managing Members expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

Item 9.           Notice of Dissolution of Group.
                  ------------------------------

                  Not applicable.

Item 10.          Certification.
                  -------------

                  Not applicable.

----------------------------                  --------------------------------
CUSIP NO.   53814610                 13G      PAGE     12      OF    14  PAGES
----------------------------                  --------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 2001

HIGHLAND CAPITAL PARTNERS IV
  LIMITED PARTNERSHIP

By:  Highland Management
        Partners IV LLC, Its General Partner

      By:  /s/ ROBERT F. HIGGINS
           ------------------------
           Managing Member

HIGHLAND MANAGEMENT PARTNERS IV LLC


By:   /s/ ROBERT F. HIGGINS
      ------------------------
      Managing Member


/s/ ROBERT F. HIGGINS
--------------------------
Robert F. Higgins


/s/ PAUL A. MAEDER
--------------------------
Paul A. Maeder


/s/ DANIEL J. NOVA
--------------------------
Daniel J. Nova


/s/ KEITH E. BENJAMIN
--------------------------
Keith E. Benjamin


/s/ WYCLIFFE K. GROUSBECK
--------------------------
Wycliffe K. Grousbeck

----------------------------                  --------------------------------
CUSIP NO.   53814610                 13G      PAGE     13      OF    14  PAGES
----------------------------                  --------------------------------


                                 Exhibit Index


       EXHIBIT NO.               DESCRIPTION                     PAGE NO.
       -----------               -----------                     --------

            1                Agreement of Joint Filing               14

----------------------------                  --------------------------------
CUSIP NO.   53814610                 13G      PAGE     14      OF    14  PAGES
----------------------------                  --------------------------------

                                                                      EXHIBIT 1

                          AGREEMENT OF JOINT FILING

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of LivePerson, Inc.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED as a sealed instrument this 5th day of February, 2001.

HIGHLAND CAPITAL PARTNERS IV
  LIMITED PARTNERSHIP

By: Highland Management
       Partners IV LLC, Its General Partner

      By:  /s/ ROBERT F. HIGGINS
           ------------------------
           Managing Member

HIGHLAND MANAGEMENT PARTNERS IV LLC


By:   /s/ ROBERT F. HIGGINS
      ------------------------
      Managing Member


/s/ ROBERT F. HIGGINS
---------------------------
Robert F. Higgins


/s/ PAUL A. MAEDER
---------------------------
Paul A. Maeder


/s/ DANIEL J. NOVA
---------------------------
Daniel J. Nova



/s/ KEITH E. BENJAMIN
---------------------------
Keith E. Benjamin


/s/ WYCLIFFE K. GROUSBECK
---------------------------
Wycliffe K. Grousbeck